EXHIBIT 99.1

September 15, 2016

Dear Fellow Shareholder:

As previously announced, the Board of Directors of Bar Harbor Bankshares (the “Company”) declared a quarterly cash dividend of $0.275 per share of common stock payable September 15, 2016 to shareholders of record as of August 15, 2016. This cash dividend represents an increase of 0.5 cents, or 1.9%, compared with the prior quarter.  Further, it represents an increase of 2.0 cents or 7.8% compared with the third quarter of 2015.  This represents our twenty-first consecutive quarter with a dividend increase.

For your convenience, I have enclosed our earnings press release and selected unaudited financial data for the three and six months ended June 30, 2016.

I am pleased to present the following highlights from the quarter and through the first half of the year:

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Net income amounted to $4.3 million, which represented an increase of $438 thousand or 11.3% compared with the second quarter of 2015.  The Company also announced record net income of $8.7 million for the six months ended June 30, 2016, representing an increase of $963 thousand, or 12.4%, compared with the same period in 2015.

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Diluted earnings per share were $0.71 for the quarter, representing an increase of $0.07, or 10.9%, compared with the second quarter of 2015.

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Total assets at June 30, 2016 totaled $1.69 billion, representing an increase of $107.5 million, or 6.8%, compared with December 31, 2015.  We continue to achieve growth across asset categories and remain keenly focused on risk management as the landscape for asset generation has further gained in intensity.

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Total loans as of June 30, 2016 stood at $1.05 billion, representing an increase of $59.0 million, or 6.0%, compared with year end. I have been repeatedly commenting on the deepening competition and its impact on pricing and disciplined loan structure.  Our ability to continue to grow this segment while holding to principles is a credit to a statewide prospecting plan and reaffirming our risk appetite at every opportunity.

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Total non-performing loans continued to decline, falling another $1.5 million, or 20.8% from year-end December 31, 2015 to $5.6 million.  To further illustrate our position with regard to problem loan management, total non-performing loans expressed as a percentage of total loans ended the quarter at 0.53%, down from 0.71% at year-end 2015.

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Tax-equivalent net interest income, our principal revenue source for the three months ended June 30, 2016, totaled $11.9 million, representing an increase of $571 thousand, or 5.0% compared with the second quarter of 2015. We realize that due to the rates being offered in our markets, we must strongly convey the value of relationships and increase the number of new loan

September 15, 2016

opportunities that we review.  Reduction in our tax-equivalent net interest margin of 8 basis points underscores our relative success in consistently communicating the correlation between service and pricing.  Furthermore, we feel risk is not being adequately compensated at the farther end of the risk spectrum, hence our preference toward stabilized credit opportunities.  As we see price pressures affecting loan opportunities, so too must we remain steadfast in our careful approach to funding costs especially given the impact of the Fed Funds rate increase in December of 2015.

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For the three months ended June 30, 2016 our return on average equity, return on average assets, and efficiency ratio were 10.72%, 1.05%, and 58.8%, respectively.  These industry benchmarks are the result of our strong earnings and reflect the efforts of a committed team that has accepted the challenge to relentlessly pursue the evolution of our Company.  The related increase in expenses is associated with necessary infrastructure development in recent years prior to the pending Lake Sunapee Bank Group ("LSBG") acquisition previously announced on May 5, 2016. In addition, the second quarter non-interest expense included $492 thousand in non-recurring expenses related to the LSBG Merger, largely legal and other professional fees.

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Our capital measures for both the Company and our Bank remain well above applicable regulatory standards for “well-capitalized” financial institutions.

As you can see in our performance, our teams value every relationship and are committed to being “thought providers” to our customers rather than simply taking requests.  This is the only way to be compensated for the value we provide through our many longstanding relationships as well as the new customers being added each month.  Our focus will always be on the on the right growth as a long term value creator, rather than growth for growth’s sake to drive a quarter’s performance.

We expect that existing LSBG branches will continue to operate under the Lake Sunapee brand after the Merger is completed.  While a fully detailed proxy will be mailed detailing the LSBG transaction in greater detail, this opportunity is about seeking diversified growth across a broader footprint while not abandoning our roots as a true community bank. Our two like-minded institutions would be the only community bank currently operating in the three states and leverage our scale to continue to responsibly invest in our Company, our people, and the communities we call home.

The consummation of the LSBG merger is subject to various conditions, including (i) receipt of the requisite approval of the Merger Agreement and Merger by the shareholders of our Company and LSBG shareholders, (ii) receipt of all required regulatory approvals, (iii) the absence of any law or order prohibiting the closing of the Merger, and (iv) the effectiveness of the registration statement filed by the Company with the Securities and Exchange Commission (“SEC”) with respect to our Company's common stock to be issued in the Merger.

September 15, 2016

We continue to make progress in the approvals as outlined above.  In addition, we have filed our proxy with the SEC, outlining our shareholder meeting date, record date, and details of the Merger.  For shareholders of record as of August 29, 2016, please be watching for your proxy mailing and voting cards in advance of our October special meeting.

As always, we remain committed to our model and to further evolving our institution to improve employee and customer experiences.  Keys to this and the LSBG merger will be communication, security, credit discipline, and compliance maintenance at every opportunity.  Headwinds are a given, however we continue to be proud of the performance we are able to report to you, our valued shareholders.

Respectfully,

/s/Curtis C. Simard

Curtis C. Simard

President & CEO

Enclosures

This letter contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause the Company's actual results to differ significantly from those expressed in any forward-looking statement. You should not rely uncritically on forward-looking statements because they involve significant known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results.  Some of the factors that could cause actual results to differ materially from current expectations include failure to complete the proposed LSBG Merger, the imposition of adverse regulatory conditions in connection with regulatory approval of the proposed LSBG Merger, disruption to the parties’ businesses as a result of the announcement and pendency of the LSBG Merger, the inability to realize expected cost savings or to implement integration plans and other adverse consequences associated with the LSBG Merger, changes in general economic conditions, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within the Company's markets, changes in the financial condition of the our Bank's borrowers and other factors discussed in the reports that the Company files with the SEC. The forward-looking statements contained herein represent our judgment as of the date of this letter, and we caution readers not to place undue reliance on such statements. For further information, please refer to the Company's reports filed with the SEC.

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